Exhibit Item 23(j)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors Clipper Fund, Inc.:
We consent to the use of our report dated February 20, 2009 incorporated by reference in this Registration Statement of Clipper Fund, Inc. (consisting of one series, Clipper Fund) and to the references to our firm under the headings “Financial Highlights” in the Prospectus for Clipper Fund and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information.

/s/ KPMG LLP
/s/ KPMG LLP

Denver, Colorado
April 27, 2009